Emmet, Marvin & Martin, llp Counsellors at Law 120 Broadway New York, New York 10271 Tel: 212-238-3000 Fax: 212-238-3100 www.emmetmarvin.com

August 25, 2025

The Bank of New York Mellon

as Depositary

240 Greenwich Street

New York, New York, 10286

Re:	Unsponsored American Depositary Shares for H shares of Foshan Haitian Flavouring and Food Company Ltd.

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement for issuance of American Depositary Shares ("ADSs"), representing H shares of Foshan Haitian Flavouring and Food Company Ltd., for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the Statement of Terms and Conditions of the ADSs included as an exhibit to the Registration Statement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Statement of Terms and Conditions.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP